Exhibit 99.1

                K-Swiss Reports Second Quarter Results

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--July 28, 2004--K-Swiss Inc. (NASDAQ/NM:KSWS) today announced results for the second quarter ended June 30, 2004.

    Financial Highlights

    Net earnings and net earnings per diluted share for the second quarter of 2004 increased 4.5% and 6.1%, respectively, to $13,188,000, or $0.35 per diluted share, compared with $12,619,000, or $0.33 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the six months ended June 30, 2004, increased 33.1% and 34.8%, respectively, to $34,956,000, or $0.93 per diluted share, compared with $26,263,000, or $0.69 per diluted share, at June 30, 2003.
    For the second quarter of 2004, total worldwide revenues decreased 3.3% to $107,904,000 compared with $111,629,000 in the prior-year period. Domestic revenues decreased 9.7% to $88,496,000 in the second quarter, and international revenues increased 42.1% to $19,408,000. Total worldwide revenues for the first six months of 2004 increased 14.3% to $259,924,000 compared with $227,438,000 in the first six months of 2003. Domestic revenues increased 9.7% to $218,071,000 in the first half of 2004, while international revenues increased 45.6% to $41,853,000.

    Futures Orders

    Worldwide futures orders with start ship dates from July through December 2004 increased 3.9% to $164,956,000 at June 30, 2004, compared with $158,731,000 at June 30, 2003. Domestic futures orders decreased 4.1% to $134,858,000 at June 30, 2004, from $140,581,000 at
June 30, 2003. International futures orders increased 65.8% to $30,098,000 at June 30, 2004, from $18,150,000 the previous year.

    Stock Repurchase Program

    The Company purchased 525,000 shares of Class A Common Stock during the second quarter of 2004 for a total expenditure of approximately $10,160,000 as part of its stock repurchase program. There remains authorization to repurchase $12,297,000 of stock under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 23.7 million shares of Class A Common Stock for a total expenditure of $123.0 million.
    K-Swiss also issued guidance for the third quarter of 2004 and revised guidance for 2004. The Company expects revenues for the third quarter of 2004 to be approximately $117 to $123 million and earnings per diluted share to be in the range of $0.33 to $0.37. The Company expects full year revenues to be approximately $450 to $460 million and expects to report full year earnings per diluted share of approximately $1.39 to $1.47.
    The Company's estimates for the third quarter and the year reflect the continued investments in marketing, sales and product development for the Royal Elastics brand as well as the expansion of European operations. They are based upon the following assumptions: gross margins will be between 44% and 45% for the year; SG&A will not rise above $117 million for the year; cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.15 per share for the entire year.
    Steven Nichols, Chairman of the Board and President, stated, "Domestic sales decreased almost 10% in the second quarter as our brand has begun to adjust to the competitive balance in the current retail environment. We have instituted several initiatives aimed at reinvigorating our momentum. Conversely, growth in our international operations during the quarter was strong with sales increases in every geographic region. Europe and the Asia region were notable highlights with sales increases of 41% and 59%, respectively. We expect that the encouraging initial results from MoonStar's plan for rejuvenating the K-Swiss brand in Japan as our new distributor will lead to continued growth in Asia."
    The per share results reported herein reflect the effect of the two-for-one stock split which was distributed on December 26, 2003, to stockholders of record on December 22, 2003. Discontinued operations are comprised of the results of the National Geographic brand.

    Investor Conference Call and Web Simulcast

    K-Swiss will conduct a conference call on its second quarter 2004 earnings release on July 28, 2004, at 10:00 am EDT. The number to call for this interactive teleconference is (913) 981-5507. A replay of this conference call will be available until August 4, 2004, by dialing (719) 457-0820 and entering the passcode, 614981.
    The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.fulldisclosure.com on July 28, 2004, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through August 11, 2004.
    K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.
    Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended June 30, 2004, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "future" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.



           K-Swiss Inc. Consolidated Statements of Earnings
            (In thousands, except earnings per share data)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------  ------------------
                                   (Unaudited)         (Unaudited)
                                 2004      2003      2004      2003
                               --------  --------  --------  --------
Revenues                       $107,904  $111,629  $259,924  $227,438
Cost of goods sold               58,151    60,328   140,405   121,921
                               --------  --------  --------  --------
  Gross profit                   49,753    51,301   119,519   105,517
Selling, general and
 administrative expenses         28,307    28,649    62,514    55,180
                               --------  --------  --------  --------
  Operating profit               21,446    22,652    57,005    50,337
Interest income, net                173       177       300       364
                               --------  --------  --------  --------
  Earnings from continuing
   operations before income
   taxes                         21,619    22,829    57,305    50,701
Income tax expense                8,431     9,003    22,349    19,975
                               --------  --------  --------  --------
  Earnings from continuing
   operations                    13,188    13,826    34,956    30,726
Loss from discontinued
 operations                          --    (1,207)       --    (4,463)
                               --------  --------  --------  --------
  Net earnings                  $13,188   $12,619   $34,956   $26,263
                               ========  ========  ========  ========
Basic earnings per share          $0.38     $0.36     $0.99     $0.74
                               ========  ========  ========  ========
Diluted earnings per share        $0.35     $0.33     $0.93     $0.69
                               ========  ========  ========  ========
Weighted average number of
 shares outstanding
  Basic                          35,005    35,295    35,190    35,428
  Diluted                        37,365    37,811    37,676    37,831


                 K-Swiss Inc. Condensed Balance Sheets
                            (In thousands)

                                                        June 30,
                                                   ------------------
                                                     2004      2003
                                                   --------  --------
                          ASSETS                       (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                           $88,983   $51,726
Accounts receivable, net                             73,253    76,258
Inventories                                          72,655    59,721
Prepaid expenses and other                            2,148     2,198
Deferred taxes                                        3,947     4,197
                                                   --------  --------
  Total current assets                              240,986   194,100
PROPERTY, PLANT AND EQUIPMENT, NET                    8,346     8,438
OTHER ASSETS
Intangible assets                                     5,746     7,297
Other                                                 4,996     4,363
                                                   --------  --------
                                                     10,742    11,660
                                                   --------  --------
                                                   $260,074  $214,198
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                               $     --  $     --
Trade accounts payable                               23,849    19,242
Accrued liabilities                                  19,286    23,245
                                                   --------  --------
  Total current liabilities                          43,135    42,487
OTHER LIABILITIES                                    14,146     9,184
DEFERRED TAXES                                        4,265     5,650
STOCKHOLDERS' EQUITY                                198,528   156,877
                                                   --------  --------
                                                   $260,074  $214,198
                                                   ========  ========




    CONTACT: K-Swiss Inc.
             George Powlick, 818-706-5100